Exhibit 1.1

Idaho Power Company

First Mortgage Bonds,

Secured Medium-Term Notes, Series K

TERMS AGREEMENT

March 31, 2020

Idaho Power Company

1221 W. Idaho St.

Boise, Idaho 83702-5627

Attention: Mr. Kenneth W. Petersen

Subject in all respects to the terms and conditions of the Selling Agency Agreement (the “Agreement”), dated September 27, 2016, between each of BNY Mellon Capital Markets, LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., BofA Securities, Inc. (as successor in interest to Merrill Lynch, Pierce, Fenner & Smith Incorporated), MUFG Securities Americas Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC and you, as modified herein, each of the undersigned agrees, severally and not jointly, to purchase the respective principal amount of 4.20% First Mortgage Bonds due 2048 (the “Notes”) of Idaho Power Company set forth opposite its name below having the terms indicated below:

Name	Principal Amount of Notes
J.P. Morgan Securities LLC	$55,200,000
Wells Fargo Securities, LLC	59,800,000
KeyBanc Capital Markets Inc.	34,500,000
MUFG Securities Americas Inc.	34,500,000
U.S. Bancorp Investments, Inc.	34,500,000
BofA Securities, Inc.	11,500,000
Total	$230,000,000

Identification of Notes:	The Notes shall be designated 4.20% First Mortgage Bonds due 2048

Aggregate Principal Amount:	$230,000,000

Original Issue Date:	April 3, 2020

Original Interest Accrual Date:	March 1, 2020

Interest Rate:	4.20% per annum

Maturity Date:	March 1, 2048

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2020

Regular Record Dates:	February 15 and August 15

Discount or Commission:	0.750% of Principal Amount

Purchase Price (Price to be paid to Idaho Power Company after discount or commission):	113.013% of Principal Amount[1]

Price to Public:	113.763% of Principal Amount[1]

Purchase Date (Closing Date):	April 3, 2020

Applicable Time:	March 31, 2020 at 5:15 p.m. Eastern Standard Time

Place for Delivery of Notes and Payment Therefor:	Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, WA 98101

Method of Payment:	Wire transfer of immediately available funds as set forth in the Procedures attached to the Agreement

Redemption Provisions, if any:	See “Optional Redemption” below

Pricing Disclosure Package:	See Annex I and Annex II. The “Final Term Sheet” referred to in the Agreement and this Terms Agreement shall mean, with respect to the Notes, the final term sheet, dated March 31, 2020, relating to the Notes, as filed by the Company with the Commission pursuant to Rule 433 under the Act in the form attached to this Terms Agreement as Annex II.

Modification, if any, in the requirements to deliver the documents specified in Section 6(b) of the Agreement:	The undersigned shall have received the documents specified in Section 6(b)(i), (ii), (iii) and (iv) of the Agreement, each dated as of the Closing Date

Period during which additional Notes may not be sold pursuant to Section 4(1) of the Agreement:	30 days

Qualified Reopening:	The Notes will form part of your 4.20% First Mortgage Bonds due 2048 and, other than the Original Issue Date, Original Interest Accrual Date and Price to Public, will have the same terms as, with the same CUSIP number as, and will be fungible with, the other first mortgage bonds of this series issued by you on March 16, 2018. After giving effect to this offering, the aggregate principal amount of the outstanding first mortgage bonds of this series will be $450 million.

[1]

Plus accrued interest from and including March 1, 2020 to, but excluding, April 3, 2020, in the aggregate amount of $858,666.67, and accrued interest, if any, from April 3, 2020, if settlement occurs after that date.

Syndicate Provisions

If any one or more of the undersigned shall fail to purchase and pay for any of the Notes agreed to be purchased by it hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Terms Agreement, the remaining of the undersigned shall be obligated severally to take up and pay for (in the respective proportions which the amounts of Notes set forth opposite its or their name above bears to the aggregate amount of Notes set forth opposite the names of all the remaining undersigned above) the Notes which the defaulting undersigned agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Notes which it or they agreed but failed to purchase shall exceed 10% of the aggregate amount of Notes, the remaining of the undersigned shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if they do not purchase any of the Notes within 36 hours after such default, the Company shall be entitled to a further period of 36 hours within which to procure another party or other parties reasonably satisfactory to J.P Morgan Securities LLC and Wells Fargo Securities, LLC, to purchase the Notes. If the Company fails to procure another party to purchase the Notes within such period, this Terms Agreement will terminate without liability to any non-defaulting undersigned except as provided in Section 10 of the Agreement. In the event of any default as described herein, the Closing Date shall be postponed for such period, not exceeding five (5) business days, as J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, shall determine in order that the required changes in the pricing supplement or in any other documents or arrangements may be effected. Nothing contained in this Terms Agreement shall relieve any of the undersigned that shall default of any liability for damages occasioned by such default.

Optional Redemption

The Company may, at its option, redeem the Notes, in whole at any time, or in part from time to time, prior to the maturity date, as follows:

•	Prior to September 1, 2047, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed and

•

as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal on the Notes to be redeemed and interest thereon (not including any portion of payments of interest accrued as of the date fixed for redemption), discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis points,

•	On or after September 1, 2047, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed,

plus in any case interest accrued and unpaid on the principal amount of the Notes to be redeemed to the date fixed for redemption.

The Company will mail notice of any redemption at least 30 days before the date fixed for redemption to each registered holder of the Notes to be redeemed.

“Treasury Rate” means, with respect to any date fixed for redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any date fixed for redemption, (a) the average of the Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such date, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all the quotations received.

“Independent Investment Banker” means any one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the date fixed for redemption.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Company.

This Terms Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Capitalized terms used in this Terms Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

Additional Modifications to the Agreement

For purposes of this Terms Agreement, the Agreement shall also be deemed to be modified as follows:

1. All references to the Registration Statement shall be deemed to refer to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-231555-01); all references to the Base Prospectus shall be deemed to refer to the Company’s prospectus dated May 17, 2019 relating to the Securities contained in such registration statement; all references to the Prospectus Supplement shall be deemed to refer to the Company’s prospectus supplement dated March 31, 2020 relating to the Notes; and all references to the Bond Application shall be deemed to refer to the Company’s Bond Application dated March 30, 2020.

2. The reference in Section 1(e)(i) (and corresponding references in Exhibit D-1 and Exhibit E) to “May 31, 2019” shall be deemed to be replaced with “May 31, 2022”.

3. The references in Sections 1(f) and 1(h) to “December 31, 2015” and “June 30, 2016”, respectively, shall be deemed to be replaced with “December 31, 2019”.

4. There shall be deemed to be added the following new section 1(p):

“(p) (i) Except as would not reasonably be expected to result in a Material Adverse Effect, the Company is not aware of any security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the Company or its subsidiaries information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (ii) neither the Company nor its subsidiaries have been notified of, and each of them have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; and (iii) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT

Systems and Data from unauthorized use, access, misappropriation or modification. The Company and its subsidiaries have implemented controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards.”

5. There shall be deemed to be added the following new section 15:

“15. Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Agreement, (A) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); (B) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (C) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (D) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.”

This Terms Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed an original, but all such respective counterparts shall together constitute one and the same instrument.

J.P. MORGAN SECURITIES LLC		WELLS FARGO SECURITIES, LLC

By:	/s/ Robert Bottamedi	By:	/s/ Carolyn Hurley
Name:	Robert Bottamedi	Name:	Carolyn Hurley
Title:	Executive Director	Title:	Director

KEYBANC CAPITAL MARKETS INC.		MUFG SECURITIES AMERICAS INC.

By:	/s/ Eamon McDermott	By:	/s/ Richard Testa
Name:	Eamon McDermott	Name:	Richard Testa
Title:	Managing Director	Title:	Managing Director

U.S. BANCORP INVESTMENTS, INC.		BOFA SECURITIES, INC.

By:	/s/ Brent Kreissl	By:	/s/ Laurie Campbell
Name:	Brent Kreissl	Name:	Laurie Campbell
Title:	Managing Director	Title:	Managing Director

Accepted:

IDAHO POWER COMPANY

By:	/s/ Kenneth W. Petersen
Name:	Kenneth W. Petersen
Title:	Vice President, Chief Accounting Officer and Treasurer

[Signature Page to 30-year Notes Terms Agreement]

ANNEX I

Documents included in the Pricing Disclosure Package

1.	Prospectus, dated May 17, 2019, for Idaho Power Company First Mortgage Bonds and Debt Securities.

2.

Prospectus Supplement, dated March 31, 2020, for First Mortgage Bonds, Secured Medium-Term Notes, Series K, of Idaho Power Company, including all documents incorporated therein as of the Applicable Time.

3.	Final Term Sheet, dated March 31, 2020, relating to the Notes, as filed by the Company with the Commission pursuant to Rule 433 under the Act in the form attached to this Terms Agreement as Annex II.

ANNEX II

[    ], 2020

Form of Final Term Sheet

[    ]% First Mortgage Bonds due [    ]

Secured Medium-Term Notes, Series K

IDAHO POWER COMPANY

Issuer:	Interest Payment Dates:

Trade Date:	Redemption:

Original Issue Date/Settlement Date:	Maturity Date:

Principal Amount:	CUSIP:

Price to Public:	Purchasers:

Purchasers’ Discount:

Proceeds to the Company:

Interest Rate:

Anticipated Ratings:*

Anticipated Use of Proceeds:

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, collect at 1-212-834-4533 or Wells Fargo Securities, LLC, toll free at 1-800-645-3751.